EXHIBIT 99.1
FOR IMMEDIATE RELEASE

FROM: MSA Safety Incorporated
Ticker: MSA (NYSE)
Media Relations Contact: Mark Deasy (412) 559-8154
Investor Relations Contact: Larry De Maria – (917) 245-7463

MSA Safety Announces Share Repurchase Program

PITTSBURGH, May 13, 2024 - MSA Safety, Inc. (NYSE: MSA), announced that on May 10, 2024, its Board of Directors authorized a new share repurchase plan of up to $200 million of the company's common stock. The program will replace the previous $100 million share repurchase plan, originally authorized in 2015. The timing, price, and volume of the repurchases will be based on market conditions, relevant securities laws, and other factors. The board did not set a termination date for the new program.
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About MSA Safety:
MSA Safety Incorporated (NYSE: MSA) is the global leader in advanced safety products, technologies and solutions. Driven by its singular mission of safety, the Company has been at the forefront of safety innovation since 1914, protecting workers and facility infrastructure around the world across a broad range of diverse end markets while creating sustainable value for shareholders. With 2023 revenues of $1.8 billion, MSA Safety is headquartered in Cranberry Township, Pennsylvania and employs a team of over 5,000 associates across its more than 40 international locations. For more information, please visit www.MSASafety.com.
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